EXHIBIT 99.1

American River Bankshares Increases Earnings Per Share 39% During the Second Quarter

SACRAMENTO, Calif., July 16, 2015 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.4 million, or $0.18 per diluted share for the second quarter of 2015 compared to $1.0 million, or $0.13 per diluted share for the second quarter of 2014. For the six months ended June 30, 2015, net income was $2.3 million or $0.30 per diluted share, compared to $2.0 million or $0.25 per diluted share for the six months ended June 30, 2014.

"Second quarter results were positively influenced by our fourth consecutive quarter of loan growth and year-to-date increase in core deposits," said David Taber, President and CEO of American River Bankshares. "Of particular note, was our 4% increase in net interest income and 8% decrease in noninterest expense from one year ago."

Financial Highlights

  Net loans outstanding at June 30, 2015 increased to the highest level since 2012, increasing by $14.2 million (5.5%) during the quarter. Commercial loans increased $6.9 million (27.5%) and core deposits increased $11.3 million (2.7%) during the second quarter of 2015.

  The second quarter 2015 net interest margin was 3.69%, compared to 3.46% for the first quarter of 2015 and 3.66% for the second quarter of 2014. For the six months ended June 30, 2015, the net interest margin was 3.58%, compared to 3.63% for the six months ended June 30, 2014.

  Net interest income was $5.0 million in the second quarter, compared to $4.7 million in the first quarter of 2015 and $4.8 million in the second quarter of 2014. For the six months ended June 30, 2015, net interest income was $9.7 million, compared to $9.5 million for the six months ended June 30, 2014.

  The allowance for loan and lease losses was $5.4 million (1.91% of total loans and leases) at June 30, 2015, compared to $5.3 million (1.99% of total loans and leases) at March 31, 2015 and $5.5 million (2.17% of total loans and leases) at June 30, 2014. The allowance for loan and lease losses to nonperforming loans and leases was 218.4% at June 30, 2015, compared to 308.1% at March 31, 2015 and 362.7% at June 30, 2014.

  Shareholders' equity was $88.2 million at June 30, 2015 compared to $87.9 million at March 31, 2015 and $87.6 million at June 30, 2014. Tangible book value per share was $9.30 at June 30, 2015 compared to $9.29 at March 31, 2015 and $8.81 at June 30, 2014. Book value per share was $11.41 per share at June 30, 2015 compared to $11.40 per share at March 31, 2015 and $10.82 at June 30, 2014.

  No shares were repurchased in the second quarter of 2015 as the Company successfully acquired 5% of its outstanding shares in the first quarter of 2015.  During the first quarter of 2015, the Company repurchased 404,481shares of its common stock under the 2015 Stock Repurchase Program at an average price of $9.75 per share.

  During the second quarter of 2015, the efficiency ratio was 60.5%, down from 69.1% in the second quarter of 2014. This is the lowest rate since December 31, 2009.

  The Company remains above the well-capitalized regulatory guidelines. At June 30, 2015, American River Bankshares' Leverage ratio was 11.5% compared to 11.4% at March 31, 2015 and 11.8% at June 30, 2014; the Tier 1 Risk-Based Capital ratio was 20.0% compared to 20.3% at March 31, 2015 and 21.5% at June 30, 2014; and the Total Risk-Based Capital ratio was 21.3% compared to 21.6% at March 31, 2015 and 22.8% at June 30, 2014.

Northern California Economic Update, June 30, 2015

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Economic Development Department, US Census, CBRE, Integra Realty Resources, Pacific Union, Sacramento Association of Realtors and Trading Economics.  In general, previous reports noted that economic indicators in these markets ended 2012 on a positive note, results for 2013 and 2014 were generally positive and this trend has continued into 2015.   Residential home sales, trending positive throughout 2012, slowed in late 2013 and first quarter of 2014, improved in the second and third quarters of 2014, trended downward in the fourth quarter of 2014 and trended upward for the first two quarters of 2015.  Positive trends in commercial real estate in late 2012 and 2013 continued through 2014 and into 2015. In the second quarter of 2015, overall residential and commercial real estate results have been flat to slightly improving. Through 2014, in California and our markets, employment also exhibited a trend of improvement over multiple quarters, with a tapering of results in the second quarter of 2015.

Commercial Real Estate.  In the Greater Sacramento Area, office vacancies at the end of 2014 were 14.4%, down from 15.5% at year-end 2013; retail vacancies decreased to 8.7% at the end 2014 compared to 9.6% at the end of 2013; and industrial vacancy was 9.4%, down from 11.4% at year-end 2013. Slight but continuing improvement can be seen over the first two quarters of 2015, with vacancy rates of 14.0% for office, 8.2% for retail, and 9.2% for industrial. In 2014, Sonoma County commercial real estate vacancies improved in all market segments. For fourth quarter over first quarter 2014, Sonoma County office property vacancies decreased from 20.2% to 17.6%, industrial vacancies decreased from 10.0% to 7.7% and retail vacancies decreased from 4.7% to 4.0%. Slight but further improvement was seen during the first quarter of 2015 which ended with vacancy rates of 17.5%, 7.1% and 4.0%, respectively for the same categories. Absorption of commercial real estate continues to be positive in both the Greater Sacramento Area and Sonoma County. As of the end of 2014, absorption in all market segments was positive. With the exception of the 3rd quarter of 2013 (negative industrial absorption), Sacramento County has reported positive absorption in each of the last eleven quarters, including the second quarter of 2015.  Sonoma County does not measure retail absorption but with a current 4.0% vacancy rate at June 30, 2015, it is relatively unchanged from year-end 2014 and down from 5.1% over a two-year period, and the retail market remains strong in Sonoma County.  In the Greater Sacramento Area, commercial lease rates have shown little change over the past two years through the end of the second quarter of 2015; office rates have been in the $1.74/SF to $1.78/SF range, retail has ranged from $1.31/SF to $1.36/SF, and industrial has ranged from $0.35/SF to $0.36/SF.  As a proxy for Sonoma County, Santa Rosa lease rates have continued to firm. For the third quarter of 2014, full service office lease rates ranged from $1.09/SF to $2.00/SF. For the first quarter of 2015, the ranged moved up to $1.50/SF to $2.25/SF. For the same two periods, industrial gross lease rates increased from the range of $.53/SF to $.85/SF to the range of $.60/SF to $1.23/SF and retail triple net lease rates increased from the range of $1.00/SF to $2.03/SF to the range of $1.66/SF to $2.50/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank. There is limited demand for commercial real estate in this region and as a result, minimal information is available.

Residential Real Estate.  Residential real estate data is focused on California and the markets we serve, and is measured by tracking home sales (median prices, asking prices and type of sale) and home sale turnover (days on market, current inventory). Foreclosure activity has stabilized and has a lesser effect on the current residential market.

After a drop in asking prices for several years through 2011, these prices increased in all our markets in 2012 and 2013. Results in sales activity were positive through most of 2013 and mixed in 2014. Comparing year-end 2014 to year-end 2013, asking prices were 10% higher in Sacramento County, nearly 1% higher in Sonoma County and 50% higher in Amador County (noting that the number of listings in Amador is very low and the average can be skewed by one or two more high-priced homes). Compared to 2014-year-end, current data for June 2015 shows asking prices flat for Sacramento County, decreasing 11.5% for Sonoma County and decreasing 1.6% for Amador County. With the deep recessionary years reflecting similar negative pricing effects as for asking prices, the recent trend for median closed sales prices is also mixed, though positive for 2015. Compared to year-end 2013, closed sales prices at year-end 2014 were up 5% in Sacramento, down 5% in Sonoma County and down 26% in Amador County. Current data for 2015 shows median closed sales prices up 34% in Sacramento, 30% in Sonoma, and 21% for Amador, compared to year-end 2014.

Through most of 2013, Sacramento reported a sales inventory of less than one month. This increased to 52 days in the fourth quarter of 2013 and 78 days in the fourth quarter of 2014. In the second quarter of 2015, the number decreased to 49 days, just over 1.5 months of supply. The number of closed sales remained stable for most of 2014, dropping slightly in the fourth quarter of 2014. For closed sales, average days on market was at a low of 21 days in June 2013 and increased to 30 days at year-end 2013. At the end of 2014, average time on market increased to 38 days. As of June 2015 the average days on market was 26.

In Sonoma County, there were 51 days of inventory at the end of June 2013, increasing to 69 days at year-end 2013. After increasing to 94 days in March 2014, inventory ended the year at 87 days. For June 2015, inventory decreased to 45 days.

In Sacramento the ratio trend of conventional sales compared to short sales and bank-owned properties ("OREO") sales has been very positive over the last three years. In January 2012 this ratio was almost even; conventional sales were 37% of total sales, short sales were 31% and OREO sales were 32%. The trend towards conventional sales has been pronounced. During the fourth quarter of 2014, of 3,685 total sales in the Sacramento market, 88% were conventional sales, 6% were short sales and 6% were sales of OREO. As of June 2015, conventional sales were 87%, short sales 7%, and OREO sales at 6%.

Employment.  National unemployment, at a high of 10.1% at December 31, 2009, has dropped steadily and has stabilized. From the fourth quarter of 2013 through the second quarter of 2015, national unemployment decreased from 7.0% to 5.3%. California unemployment reached a high of 11.4% in second quarter of 2012, and dropped steadily to 9.6% at year-end 2012, 7.9% at year-end 2013, 6.7% at year-end 2014 and 6.4% as of May 31, 2015. The number of employed Californians continues to increase; compared to 17.0 million at the end of 2013, statewide employment was 17.5 million at the end of November 2014, an increase of 463,000 jobs, or 2.72%. Another 338,000 jobs were added for the five month period ending on May 31, 2015.

At year-end December 2014, all three of our markets reported lower unemployment rates than at year-end 2013. Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) continue to be below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012. As of May 31, 2015, the unemployment rates were 5.7% and 4.3% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively. Over the same periods, Amador County has been higher than the State every quarter. Amador County has however, shown significant improvement from 9.6% at March 31, 2014 to 6.3% as of May 31, 2015. Job growth was positive in all of our markets in 2014 and mixed as of May 31, 2015. Through December 2014, Sacramento MSA job growth was 1.9%, Santa Rosa-Petaluma MSA was 4.3% and Amador County was 3.5%. As of May 31, 2015, job growth was 2.1% in Sacramento County, 1.1% in Santa Rosa-Petaluma MSA, and 4.8% in Amador County.

Asset Quality and Balance Sheet Review

American River Bankshares' assets totaled $616.9 million at June 30, 2015, compared to $617.8 million at December 31, 2014, and $594.7 million at June 30, 2014.

Net loans totaled $275.4 million at June 30, 2015, an increase from $258.1 million at December 31, 2014 and $246.5 million at June 30, 2014. Nonperforming loans increased $1.0 million (67.7%) from $1.5 million at June 30, 2014 to $2.5 million at June 30, 2015. Nonperforming loans increased $800,000 (47.1%) from $1.7 million at December 31, 2014. The increase in nonperforming loans was predominately the result of the addition of a single owner occupied commercial property in Sacramento County.

The loan portfolio at June 30, 2015 included: real estate loans of $241.2 million (86% of the portfolio), commercial loans of $32.0 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $7.8 million (3% of the portfolio). The real estate loan portfolio at June 30, 2015 includes: owner-occupied commercial real estate loans of $75.6 million (31% of the real estate portfolio), investor commercial real estate loans of $122.8 million (51% of the real estate portfolio), construction and land development loans of $12.3 million (5% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $30.5 million (13% of the real estate loan portfolio).

Nonperforming assets ("NPAs") include nonperforming loans and leases, other real estate owned ("OREO"), and other assets. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $7.1 million at June 30, 2015 from $7.2 million at December 31, 2014 and from $9.2 million at June 30, 2014. The NPAs to total assets ratio stood at 1.15% at the end of June 2015, down from 1.16% at December 2014 and 1.55% one year ago.

At June 30, 2015, the Company had four OREO properties totaling $3.8 million. This compares to seven OREO properties totaling $4.6 million at December 31, 2014 and ten OREO properties totaling $6.9 million at June 30, 2014. During the second quarter of 2015, the Company did not foreclose on any property. An OREO property in Amador County consisting of land was sold. No gain or loss was recorded as a result of the sale. At June 30, 2015, no OREO valuation allowance was recorded. This compares to a valuation allowance of $156,000 at December 31, 2014 and $105,000 at June 30, 2014.

Loans measured for impairment were $23.8 million at the end of June 2015, a decrease compared to $25.1 million at December 31, 2014, and $26.2 million a year ago. Specific reserves of $1,453,000 were held on the impaired loans at June 30, 2015, compared to $1,603,000 at December 31, 2014 and $1,541,000 at June 30, 2014. There was no provision for loan and lease losses for the second quarter of 2015 and the second quarter of 2014. The Company had net recoveries of $51,000 in the second quarter of 2015 compared to net recoveries of $89,000 in the second quarter of 2014. For the first six months of 2015, the Company had net recoveries of $58,000 compared to net recoveries of $116,000 in the first six months of 2014. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At June 30, 2015, this evaluation resulted in specific reserves of $541,000 on nonperforming loans that were considered impaired compared to $353,000 at December 31, 2014 and $255,000 at June 30, 2014.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco ("FHLB Stock"), totaled $277.0 million at June 30, 2015, down 4.4% from $289.9 million at December 31, 2014 and 1.4% from $281.0 million at June 30, 2014. At June 30, 2015, the investment portfolio was comprised of 89% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At June 30, 2015, total deposits were $512.0 million, compared to $510.7 million at December 31, 2014 and $490.9 million one year ago. Core deposits increased 5.5% to $424.3 million at June 30, 2015 from $402.1 million at June 30, 2014 and 0.3% from $423.0 million at December 31, 2014. The Company considers all deposits except time deposits as core deposits.

At June 30, 2015, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 26% and time certificates were 17% of total deposits. At June 30, 2014, noninterest-bearing demand deposits accounted for 31% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 18% of total deposits.

Shareholders' equity decreased to $88.2 million at June 30, 2015 compared to $89.6 million at December 31, 2014 but increased from $87.6 million at June 30, 2014. The $1.4 million (1.6%) decrease in equity from December 31, 2014 was due primarily to a decrease in common stock of $3.8 million related to repurchases made under the 2015 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $2.3 million due to the net income for the year. In 2015, the Company repurchased 404,481 shares of its common stock at an average price of $9.75 per share.

Net Interest Income

The net interest income during the second quarter 2015 was up 4.2% to $5.0 million from $4.8 million in the second quarter of 2014 and for the six months ended June 30, 2015, net interest income increased 2.1% to $9.7 million from $9.5 million for the six months ended June 30, 2014. The net interest margin as a percentage of average earning assets was 3.69% in the second quarter of 2015, compared to 3.46% in the first quarter of 2015 and 3.66% in the second quarter of 2014. For the six months ended June 30, 2015, the net interest margin was 3.58% compared to 3.63% for the six months ended June 30, 2014. Interest income for the second quarter of 2015 increased 3.9% to $5.3 million from $5.1 million for the second quarter of 2014 and for the six months ended June 30, 2015, interest income increased 1.0% to $10.2 million from $10.1 million for the six months ended June 30, 2014. Interest expense for the second quarter of 2015 decreased 16.2% to $244,000 from $291,000 for the second quarter of 2014 and for the six months ended June 30, 2015 decreased 17.3% to $492,000 from $595,000 for the six months ended June 30, 2014.

The average tax equivalent yield on earning assets decreased from 3.88% in the second quarter of 2014 to 3.87% for the second quarter of 2015 and for the six months ended June 30, 2015, decreased to 3.75% from 3.85% for the six months ended June 30, 2014. Much of the decrease in yields can be attributed to a decrease in the yield on loans and an increase in the yield on investments. The yield on loans decreased from 5.64% in the second quarter of 2014 to 5.01% for the same period in 2015. Year to date, the loan portfolio yielded 5.05% in 2015 down from 5.53% in 2014. This decrease is related to new loans being funded at current market interest rates which are lower than the rates received on the existing loan portfolio. The net foregone interest on nonaccrual loans increased in the second quarter of 2015 compared to the second quarter of 2014. The impact on the net interest margin during the second quarter of 2015 was approximately $46,000, compared to foregone interest of $15,000 during the second quarter of 2014. The foregone interest had a 7 basis point negative impact on the yield on earning assets during the second quarter of 2015 compared to a 2 basis point negative impact during the second quarter of 2014 and for the first six months of 2015 the forgone interest was $69,000 or 5 basis points negative impact on the yield on earning assets compared to $54,000 or 4 basis points negative impact on the yield on earning assets during the first six months of 2014.

The average balance of earning assets increased $27.3 million (5.1%) from $531.6 million in the second quarter of 2014 to $558.9 million in the second quarter of 2015 and for the six months ended June 30, 2015, increased $22.4 million (4.2%) to $556.5 million from $534.1 million for the six months ended June 30, 2014.

When compared to the second quarter of 2014, average loan balances increased $26.8 million (10.7%) from $250.2 million to $277.0 million for the second quarter of 2015 and for the six months ended June 30, 2015, increased $15.3 million (6.0%) to $269.8 million from $254.5 million.

Average deposits increased $14.7 million (3.0%) from $491.9 million during the second quarter of 2014 to $506.6 million during the second quarter of 2015 and $13.7 million (2.8%) from $491.4 million from the first half of 2014 to $505.1 million to the first half of 2015. Average borrowings increased from $11.0 million during the second quarter of 2014 to $14.5 million during the second quarter of 2015 and from $11.5 million from the first half of 2014 to $12.8 million to the first half of 2015.

Noninterest Income and Expense

Noninterest income for the second quarter of 2015 was $507,000, down slightly from $508,000 in the second quarter of 2014 and for the six months ended June 30, 2015, was up 8.1% to $1.1 million from $1.0 million for the six months ended June 30, 2014. On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in income from OREO properties from $105,000 in the second quarter of 2014 to $90,000 in 2015, a decrease in service charge income from $149,000 in 2014 to $127,000 in 2015 partially offset by an increase in gain on sale of securities from $17,000 in 2014 to $51,000 in 2015. The decrease in OREO income results from a reduction in income producing OREO properties. On a year over year basis, the increase in noninterest income was primarily related to the gain on sale of securities resulting in income of $218,000 in the first half of 2015 compared to $17,000 for the first half of 2014. The partial offset to this increase was a decrease in rental income from OREO properties which lowered from $212,000 in 2014 to $161,000 in 2015 and the decrease in service charges from $305,000 in 2014 to $244,000 in 2015. The increase in gain on sale of securities was a result of the Bank managing its portfolio in a volatile rate environment. The decrease in service charges was based upon the Bank closely monitoring large increases in NSF income to ensure that Clients incurring these costs are appropriately counselled.

Noninterest expense decreased 7.7% to $3.4 million for the second quarter of 2015 from $3.7 million in the second quarter of 2015 and for the six months ended June 30, 2015, was down 1.7% to $7.2 million from $7.4 million for the six months ended June 30, 2014. While there were many fluctuations in expense related items between the second quarter of 2014 and 2015, three areas of note are decreases in legal fees from $155,000 in 2014 to $56,000 in 2015, salaries and benefits from $2.1 million in 2014 to $2.0 million in 2015 and in OREO expense from $123,000 in 2014 to $55,000 in 2015. On a year over year basis, legal expense decreased from $319,000 in 2014 to $100,000 in 2015. Partially offsetting this decrease was that OREO related expense increased from $122,000 in 2014 to $202,000 in 2015.

The primary reason for the decrease in legal expense was the resolution of issues associated with a former OREO property. The quarter over quarter decrease in OREO expense was the reduction in OREO properties reducing carrying costs while the year over year increase in expense was mainly related to a gain on sale of OREO in 2014 of $106,000, which is recorded as a reduction to the expense.

The fully taxable equivalent efficiency ratio for the second quarter of 2015 decreased to 60.5% from 69.1% for the second quarter of 2014 and for the six months ended June 30, 2015, decreased to 66.0% from 69.3% for the six months ended June 30, 2014.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2015 increased by $195,000 from $550,000 in the second quarter of 2014 to $745,000 in the second quarter of 2015 and from $1.1 million in the first six months of 2014 to $1.2 million in the first half of 2015. The higher provision for taxes in 2015 compared to 2014 resulted from an increase in taxable income partially offset by the increase in tax benefits related to tax exempt loan interest.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 16, 2015 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts' questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call's completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year-ended December 31, 2014, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	June 30,	December 31,	June 30,
ASSETS	2015	2014	2014
Cash and due from banks	$ 18,009	$ 22,449	$ 19,107
Interest-bearing deposits in banks	1,000	1,000	1,000
Investment securities	276,951	289,926	281,001
Loans & leases:
Real estate	241,216	229,375	218,120
Commercial	32,034	25,186	24,778
Lease financing	981	1,286	1,262
Other	6,739	7,798	8,071
Deferred loan and lease origination fees, net	(258)	(287)	(248)
Allowance for loan and lease losses	(5,359)	(5,301)	(5,462)
Loans and leases, net	275,353	258,057	246,521
Bank premises and equipment, net	1,461	1,518	1,595
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,686	3,686
Other real estate owned, net	3,781	4,647	6,864
Accrued interest receivable and other assets	20,235	20,150	18,639
	$ 616,890	$ 617,754	$ 594,734

LIABILITIES & SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$ 173,324	$ 155,698	$ 149,169
Interest checking	61,353	60,862	59,757
Money market	132,551	147,625	139,592
Savings	57,120	58,820	53,546
Time deposits	87,635	87,688	88,794
Total deposits	511,983	510,693	490,858
Short-term borrowings	3,500	3,500	1,500
Long-term borrowings	7,500	7,500	9,500
Accrued interest and other liabilities	5,716	6,414	5,312
Total liabilities	528,699	528,107	507,170

SHAREHOLDERS' EQUITY
Common stock	$ 53,307	$ 57,126	$ 57,031
Retained earnings	31,492	29,150	26,830
Accumulated other comprehensive income	3,392	3,371	3,703
Total shareholders' equity	88,191	89,647	87,564
	$ 616,890	$ 617,754	$ 594,734

Ratios:
Nonperforming loans and leases to total loans and leases	0.87%	0.63%	0.60%
Net recoveries to average loans and leases (annualized)	-0.04%	-0.20%	-0.09%
Allowance for loan and lease losses to total loans and leases	1.91%	2.01%	2.17%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	11.51%	11.60%	11.76%
Tier 1 Risk-Based Capital Ratio	20.01%	21.60%	21.51%
Total Risk-Based Capital Ratio	21.26%	22.85%	22.76%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2015	2014	Change	2015	2014	Change
Interest income	$ 5,283	$ 5,067	4.3%	$ 10,185	$ 10,063	1.2%
Interest expense	244	291	(16.2)%	492	595	(17.3)%
Net interest income	5,039	4,776	5.5%	9,693	9,468	2.4%
Provision for loan and lease losses	--	--	--%	--	--	--%
Noninterest income:
Service charges on deposit accounts	127	149	(14.8)%	244	305	(20.0)%
Gain on sale of securities	51	17	200.0%	218	17	1,182.4%
Rental income from other real estate owned	90	105	(14.3)%	161	212	(24.1)%
Other noninterest income	239	237	0.8%	469	476	(1.5)%
Total noninterest income	507	508	(0.2)%	1,092	1,010	8.1%
Noninterest expense:
Salaries and employee benefits	2,045	2,117	(3.4)%	4,315	4,237	1.8%
Occupancy	301	296	1.7%	594	603	(1.5)%
Furniture and equipment	179	188	(4.8)%	356	366	(2.7)%
Federal Deposit Insurance Corporation assessments	76	91	(16.5)%	156	194	(19.6)%
Expenses related to other real estate owned	55	123	(55.3)%	202	122	65.6%
Other expense	759	884	(14.1)%	1,605	1,830	(12.3)%
Total noninterest expense	3,415	3,699	(7.7)%	7,228	7,352	(1.7)%
Income before provision for income taxes	2,131	1,585	34.4%	3,557	3,126	13.8%
Provision for income taxes	745	550	35.5%	1,215	1,085	12.0%
Net income	$ 1,386	$ 1,035	33.9%	$ 2,342	$ 2,041	14.7%

Basic earnings per share	$ 0.18	$ 0.13	38.5%	$ 0.30	$ 0.25	20.0%
Diluted earnings per share	$ 0.18	$ 0.13	38.5%	$ 0.30	$ 0.25	20.0%

Net interest margin as a percentage of
average earning assets	3.69%	3.66%		3.58%	3.63%

Average diluted shares outstanding	7,674,711	8,091,914		7,754,319	8,211,898

Operating Ratios:
Return on average assets	0.90%	0.70%		0.77%	0.69%
Return on average equity	6.31%	4.80%		5.36%	4.74%
Return on average tangible equity	7.75%	5.91%		6.57%	5.84%
Efficiency ratio (fully taxable equivalent)	60.45%	69.09%		65.95%	69.27%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2015	2015	2014	2014	2014
Interest income	$ 5,283	$ 4,902	$ 4,936	$ 4,966	$ 5,067
Interest expense	244	248	286	287	291
Net interest income	5,039	4,654	4,650	4,679	4,776
Provision for loan and lease losses	--	--	(341)	(200)	--
Noninterest income:
Service charges on deposit accounts	127	117	128	129	149
Gain on sale of securities	51	167	108	83	17
Rental income from other real estate owned	90	71	75	78	105
Other noninterest income	239	230	336	230	237
Total noninterest income	507	585	647	520	508
Noninterest expense:
Salaries and employee benefits	2,045	2,270	2,297	2,242	2,117
Occupancy	301	293	290	295	296
Furniture and equipment	179	177	168	190	188
Federal Deposit Insurance Corporation assessments	76	80	75	94	91
Expenses related to other real estate owned	55	147	208	34	123
Other expense	759	846	810	807	884
Total noninterest expense	3,415	3,813	3,848	3,662	3,699
Income before provision for income taxes	2,131	1,426	1,790	1,737	1,585
Provision for income taxes	745	470	594	613	550
Net income	$ 1,386	$ 956	$ 1,196	$ 1,124	$ 1,035

Basic earnings per share	$ 0.18	$ 0.12	$ 0.15	$ 0.14	$ 0.13
Diluted earnings per share	$ 0.18	$ 0.12	$ 0.15	$ 0.14	$ 0.13

Net interest margin as a percentage of
average earning assets	3.69%	3.46%	3.41%	3.49%	3.66%

Average diluted shares outstanding	7,674,711	7,845,532	8,075,031	8,076,523	8,091,914
Shares outstanding-end of period	7,730,157	7,705,666	8,089,615	8,089,615	8,089,615

Operating Ratios (annualized):
Return on average assets	0.90%	0.64%	0.76%	0.74%	0.70%
Return on average equity	6.31%	4.39%	5.33%	5.09%	4.80%
Return on average tangible equity	7.75%	5.39%	6.52%	6.25%	5.91%
Efficiency ratio (fully taxable equivalent)	60.45%	71.81%	71.75%	69.53%	69.09%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended June 30,	2015			2014
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$ 276,971	$ 3,462	5.01%	$ 250,190	$ 3,520	5.64%
Taxable investment securities	254,721	1,657	2.61%	253,204	1,340	2.12%
Tax-exempt investment securities	26,202	255	3.90%	27,102	270	4.00%
Corporate stock	29	11	152.14%	88	6	27.35%
Interest-bearing deposits in banks	978	1	0.41%	1,000	1	0.40%
Total earning assets	558,901	5,386	3.87%	531,584	5,137	3.88%
Cash & due from banks	22,221			27,904
Other assets	39,715			41,864
Allowance for loan & lease losses	(5,345)			(5,524)
	$ 615,492			$ 595,828

LIABILITIES & SHAREHOLDERS' EQUITY
Interest checking and money market	$ 189,816	$ 62	0.13%	$ 197,753	$ 104	0.21%
Savings	57,915	9	0.06%	53,023	9	0.07%
Time deposits	88,116	137	0.62%	90,101	141	0.63%
Other borrowings	14,544	36	0.99%	10,956	37	1.35%
Total interest bearing liabilities	350,391	244	0.28%	351,833	291	0.33%
Noninterest bearing demand deposits	170,792			151,058
Other liabilities	6,266			6,406
Total liabilities	527,449			509,297
Shareholders' equity	88,043			86,531
	$ 615,492			$ 595,828
Net interest income & margin		$ 5,142	3.69%		$ 4,846	3.66%

Six months ended June 30,	2015			2014
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$ 269,798	$ 6,763	5.05%	$ 254,497	$ 6,975	5.53%
Taxable investment securities	259,357	3,073	2.39%	251,413	2,678	2.15%
Tax-exempt investment securities	26,314	509	3.90%	27,131	537	3.99%
Corporate stock	28	12	86.42%	87	7	16.23%
Interest-bearing deposits in banks	989	2	0.41%	1,000	2	0.40%
Total earning assets	556,486	10,359	3.75%	534,128	10,199	3.85%
Cash & due from banks	21,746			24,784
Other assets	39,511			42,643
Allowance for loan & lease losses	(5,325)			(5,492)
	$ 612,418			$ 596,063

LIABILITIES & SHAREHOLDERS' EQUITY
Interest checking and money market	$ 195,141	$ 131	0.14%	$ 196,152	$ 209	0.21%
Savings	58,405	17	0.06%	52,995	21	0.08%
Time deposits	87,907	274	0.63%	90,921	286	0.63%
Other borrowings	12,765	70	1.11%	11,481	79	1.39%
Total interest bearing liabilities	354,218	492	0.28%	351,549	595	0.34%
Noninterest bearing demand deposits	163,635			151,368
Other liabilities	6,403			6,405
Total liabilities	524,256			509,322
Shareholders' equity	88,162			86,741
	$ 612,418			$ 596,063
Net interest income & margin		$ 9,867	3.58%		$ 9,604	3.63%
CONTACT: Investor Contact:
         Mitchell A. Derenzo
         Chief Financial Officer
         American River Bankshares
         (916) 231-6723

         Media Contact:
         Diana La Point
         Corporate Communications
         American River Bankshares
         (916) 231-6717